UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2021

THE GLIMPSE GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	001-40556	81-2958271
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 West 38th St., 9th Fl

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(917)-292-2685

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VRAR	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2021, the Board of Directors of The Glimpse Group, Inc. (the “Company”) appointed Mr. Alexander Ruckdaeschel to the Company’s board of directors.

Mr. Ruckdaeschel, age 49, has worked in the financial industry for over 20 years in the U.S. and Europe as a co-founder, partner and senior executive. Since 2012 and until recently, he served on the board of directors of Vuzix, a leading supplier of smart glasses and AR technology products and services and was the Chairman of Vuzix’s compensation committee. Mr. Ruckdaeschel co-founded Herakles Capital Management and AMK Capital Advisors in 2008. He was also a partner with Alpha Plus Advisors and Nanostart AG, where he was the head of their U.S. group. Mr. Ruckdaeschel has significant experience in startup operations as the manager of DAC Nanotech-Fund and Biotech-Fund, and sits on several boards. Following service in the German military, Mr. Ruckdaeschel was a research assistant at Dunmore Management focusing on intrinsic value and identifying firms that were undervalued and had global scale potential.

There were no arrangements or understandings between Mr. Ruckdaeschel and any other persons pursuant to which he was selected as an officer, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC between Mr. Ruckdaeschel and the Company required to be disclosed herein.

As with other members of the Board of Directors, Mr. Ruckdaeschel will receive stock option grants for each year of service to purchase up to $100,000 of the Company’s common stock, which options shall vest monthly. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Ruckdaeschel.

On July 6, 2021, the Board of Directors of the Company appointed Mr. Maydan Rothblum to the Company’s board of directors. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Rothblum.

Mr. Rothblum, age 47, has been chief operating officer and chief financial officer of the Company since he co-founded the Company in 2016. From 2004 to 2016, Mr. Rothblum served as the co-founder, managing director and chief operating officer of Sigma Capital Partners, a middle-market private equity firm focused on making negotiated investments directly onto the balance sheets of, primarily, small-to-mid sized publicly traded technology companies. In addition to his role as principal investor, Mr. Rothblum oversaw the fund’s portfolio, managed the fund’s day-to-day operations and financial reporting. Prior to working at Sigma Capital Partners, Mr. Rothblum held positions at Apax Partners, a global private equity fund, and Booz, Allen & Hamilton, a global strategic consultancy. Additionally, Mr. Rothblum served as an Engineer for the Israel Defense Forces. Mr. Rothblum holds an MBA from Columbia Business School and a BS in Industrial Engineering and Management from the Technion - Israel Institute of Technology.

There were no arrangements or understandings between Mr. Rothblum and any other persons pursuant to which he was selected as an officer, and there are no related person transactions within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC between Mr. Rothblum and the Company required to be disclosed herein.

Item 7.01 Regulation FD Disclosure.

On July 7, 2021, the Company issued a press release announcing the appointment of Mr. Rothblum and Mr. Ruckdaeschel. A copy of the press release is attached hereto as Exhibit 99.1.

The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
99.1	Press release, dated July 7, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2021

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer